Exhibit 99.1

LAUREATE EDUCATION REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

BALTIMORE, MARYLAND - May 9, 2019 - Laureate Education, Inc. (NASDAQ: LAUR) today announced financial results for the first quarter 2019.

First Quarter 2019 Highlights (compared to first quarter 2018):

•                  New enrollments increased 8% on an organic basis.

•                  Revenue of $621.8 million was up 4% on an organic constant currency basis(1). On a reported basis, revenue decreased (2)% and was affected by the weakening of foreign currencies against the US Dollar.

•                  Operating loss decreased $8.1 million for a 9% improvement.

•                  Net income (including discontinued operations) for the first quarter of 2019 was $194.3 million, which included a $248.0 million gain, net of tax, related primarily to the completion of the previously announced divestitures of our St. Augustine and Thailand institutions. Net income for the first quarter of 2018 was $171.5 million, which included a $318.3 million gain, net of tax, related to the sales of our Cyprus, Italy and China institutions.

•                  Adjusted EBITDA increased by $8.1 million to $(21.6) million, an improvement of 10% on an organic constant currency basis.

“We are pleased to report 2019 is off to a good start following completion of the large intake cycle in South America,” said Eilif Serck-Hanssen, Chief Executive Officer. “Throughout the quarter we continued to make progress on our strategic priorities, including divestitures of non-core assets at accretive valuations. The management team remains focused on utilizing scale as an enabler to drive strong outcomes for students and value creation for shareholders.”

First Quarter 2019 Results

New enrollments for the first quarter of 2019 increased 8% on an organic basis, compared to our new enrollment activity for the first quarter of 2018. New enrollment performance reflects strong growth of 8% in the Andean region, as well as increased performance in Brazil, which was up 12%, led by 76% growth in new enrollments in Distance Learning. Mexico new enrollments grew 1% and Rest of World grew new enrollments by 6%. New enrollments for Online & Partnerships increased 2% for the core U.S. domestic market, but were more than offset by the planned transition away from lower revenue and margin producing students in our international partnership business, resulting in a net 10% reported decline in new enrollments for that segment.

For the three months ended March 31, 2019, revenue was $621.8 million, a decrease of $10.4 million compared to the three months ended March 31, 2018. Operating loss decreased $8.1 million compared to the first quarter of 2018. Net income (including discontinued operations) for the first quarter of 2019 was $194.3 million, which included a $248.0 million gain, net of tax effect, related primarily to the completion of the previously announced divestitures of our St. Augustine and Thailand institutions. Basic and diluted earnings per share for the three months ended March 31, 2019 were $0.85.

Adjusted EBITDA was $(21.6) million for the three months ended March 31, 2019, an improvement of 27% compared to the three months ended March 31, 2018. On an organic constant currency basis, revenue increased 4% and Adjusted EBITDA increased 10% compared to the first quarter of 2018.

(1) Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

Balance Sheet and Capital Structure

Laureate ended the first quarter of 2019 with $278.8 million of cash on hand and $633.8 million in total liquidity, including our undrawn revolver capacity. These amounts do not include $215.8 million of cash recorded at subsidiaries that are classified as held for sale at March 31, 2019.

Outlook for Fiscal 2019

We are reaffirming guidance for the full year on an organic constant currency basis, but adjusting the absolute amounts to reflect the anticipated sale of UniNorte, which is not accounted for as a discontinued operation, and updating for FX rates.

Based on the current foreign exchange spot rates(2), Laureate currently expects its performance for full-year 2019 to be as follows:

Continuing Operations

•                  Total enrollments to be approximately 865,000, post the sale of UniNorte (Brazil), which has approximately 25,000 students;

•                  Revenues to be in the range of $3.330 billion to $3.365 billion reflecting the sale of UniNorte, which was anticipated to generate approximately $20 million of revenue in the second half of 2019; and

•                  Adjusted EBITDA to be in the range of $640 to $650 million reflecting the sale of UniNorte, which was anticipated to generate approximately $5 million of Adjusted EBITDA in the second half of 2019.

(2) Based on actual FX rates for January-April 2019, and current spot FX rates (local currency per US dollar) of MXN 18.94, BRL 3.93, CLP 673.00, PEN 3.32, EUR 0.90 and AUD 1.42 for May - December 2019. FX impact may change based on fluctuations in currency rates in future periods.

An outlook for 2019 net income and a reconciliation of the forward-looking 2019 Adjusted EBITDA outlook to net income is not being provided as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlook and reconciliation.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by dialing 1-888-517-2513 (for U.S.- based callers) or 1-847-619-6533 (for international callers), and request to join the Laureate conference call, conference ID 6604008. Replays of the entire call will be available through May 16, 2019, at 1-888-843-7419 (for U.S.- based callers) and at 1-630-652-3042 (for international callers), conference ID 6604008. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s web site at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to (i) guidance (including, but not limited to, total enrollments, revenues, Adjusted EBITDA, costs, capital expenditures, cash interest expense, Free Cash Flow and reported earnings per share), (ii) the impact from the implementation of ASC 842 and (iii) our planned divestitures are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 28, 2019, our Quarterly Report on Form 10-Q filed with the SEC on May 9, 2019 and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurement of Adjusted EBITDA. We have included this non-GAAP measurement because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of income (loss) from continuing operations, adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Laureate’s calculation of Adjusted EBITDA is not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the respective measures under GAAP in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures, and other items. We believe providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures and other items described in the accompanying presentation.

About Laureate Education, Inc.

Laureate Education, Inc. is the largest international network of degree-granting higher education institutions, primarily focused in Latin America, with approximately 875,000 students enrolled at over 25 institutions with more than 150 campuses, which we collectively refer to as the Laureate International Universities network. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit. This belief is expressed through the company’s philosophy of being ‘Here for Good’ and is represented by its status as a certified B Corporation® and conversion in 2015 to a Delaware public benefit corporation, a new class of corporation committed to creating a positive impact on society.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
			Change		As of	As of	Change
	1Q 2019	1Q 2018	Total	Organic	3/31/2019	3/31/2018	Total	Organic
Brazil	97,300	86,600	12%	12%	298,300	291,700	2%	2%
Mexico	28,600	28,300	1%	1%	195,800	198,900	(2)%	(2)%
Andean	98,800	91,900	8%	8%	345,900	327,400	6%	6%
Rest of World	5,600	5,300	6%	6%	20,800	18,500	12%	12%
Online & Partnerships (1)	8,100	9,000	(10)%	(10)%	60,700	62,300	(3)%	(3)%
Laureate (2)	238,400	221,100	8%	8%	921,500	898,800	3%	3%

(1) We no longer accept new enrollments at the University of Liverpool and the University of Roehampton. Domestic new enrollments were up 2%.

(2) Excludes new and total enrollments for our discontinued operations

Consolidated Statements of Operations

	For the three months ended March 31,
IN MILLIONS	2019	2018	Change
Revenues	$621.8	$632.2	$(10.4)
Costs and expenses:
Direct costs	652.4	677.5	(25.1)
General and administrative expenses	53.9	47.3	6.6
Operating loss	(84.5)	(92.6)	8.1
Interest income	3.6	3.3	0.3
Interest expense	(54.7)	(63.3)	8.6
Loss on debt extinguishment	(10.6)	(7.5)	(3.1)
Gain (loss) on derivatives	5.2	(19.3)	24.5
Other income, net	0.4	2.6	(2.2)
Foreign currency exchange loss, net	(4.7)	(11.8)	7.1
Loss from continuing operations before income taxes	(145.4)	(188.7)	43.3
Income tax benefit	35.1	23.1	12.0
Loss from continuing operations	(110.3)	(165.6)	55.3
Income from discontinued operations, net of tax	56.6	18.9	37.7
Gain on sales of discontinued operations, net of tax	248.0	318.3	(70.3)
Net income	194.3	171.5	22.8
Net income attributable to noncontrolling interests	(3.0)	(2.7)	(0.3)
Net income attributable to Laureate Education, Inc.	$191.2	$168.9	$22.3

Accretion of other redeemable noncontrolling interests and equity and Series A convertible redeemable preferred stock	$0.3	$(57.4)	$57.7
Net income available to common stockholders	$191.5	$111.5	$80.0

Basic and diluted earnings per share:
Basic and diluted weighted average shares outstanding	224.7	187.8	36.9
Basic and diluted earnings per share	$0.85	$0.59	$0.26

Revenue and Adjusted EBITDA by segment (continuing operations)

IN MILLIONS

			% Change		$ Variance Components
For the three months ended March 31,	2019	2018	Reported	Organic Constant Currency(3)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Brazil	$110.0	$122.8	(10)%	4%	$(12.8)	$4.9	$—	$—	$(17.7)
Mexico	156.5	155.9	—%	3%	0.6	4.7	—	—	(4.1)
Andean	138.9	135.1	3%	11%	3.8	14.2	—	—	(10.4)
Rest of World	54.2	52.3	4%	10%	1.9	5.2	—	—	(3.3)
Online & Partnerships	161.8	168.0	(4)%	(4)%	(6.2)	(6.2)	—	—	—
Corporate & Eliminations	0.5	(1.8)	128%	128%	2.3	2.3	—	—	—
Total Revenues	$621.8	$632.2	(2)%	4%	$(10.4)	$25.1	$—	$—	$(35.5)

Adjusted EBITDA
Brazil	$(30.7)	$(26.0)	(18)%	(34)%	$(4.7)	$(8.8)	$(0.7)	$—	$4.8
Mexico	25.8	30.4	(15)%	(8)%	(4.6)	(2.3)	(1.3)	—	(1.0)
Andean	(33.2)	(39.4)	16%	9%	6.2	3.4	—	—	2.8
Rest of World	4.5	3.0	50%	37%	1.5	1.1	—	—	0.4
Online & Partnerships	48.6	45.0	8%	8%	3.6	3.6	—	—	—
Corporate & Eliminations	(36.6)	(42.6)	14%	14%	6.0	6.0	—	—	—
Total Adjusted EBITDA	$(21.6)	$(29.7)	27%	10%	$8.1	$3.1	$(2.0)	$—	$7.0

(3)    Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2018 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	March 31, 2019	December 31, 2018	Change
Assets
Cash and cash equivalents	$278.8	$388.5	$(109.7)
Receivables (current), net	454.7	249.3	205.4
Other current assets	358.4	273.0	85.4
Current assets held for sale	308.7	306.4	2.3
Property and equipment, net	1,237.6	1,278.9	(41.3)
Operating lease right-of-use assets, net	952.9	—	952.9
Goodwill and other intangible assets	2,875.0	2,858.8	16.2
Other long-term assets	406.3	383.3	23.0
Long-term assets held for sale	961.2	1,031.5	(70.3)
Total assets	$7,833.5	$6,769.6	$1,063.9

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$455.2	$491.2	$(36.0)
Deferred revenue and student deposits	556.4	193.2	363.2
Total operating leases, including current portion	969.1	—	969.1
Total long-term debt, including current portion	2,241.6	2,695.5	(453.9)
Total due to shareholders of acquired companies, including current portion	46.3	45.4	0.9
Other liabilities	533.4	616.3	(82.9)
Current and long-term liabilities held for sale	689.7	662.7	27.0
Total liabilities	5,491.7	4,704.3	787.4
Redeemable noncontrolling interests and equity	13.9	14.4	(0.5)
Total stockholders’ equity	2,327.9	2,050.9	277.0
Total liabilities and stockholders’ equity	$7,833.5	$6,769.6	$1,063.9

Consolidated Statements of Cash Flows

	For the three months ended March 31,
IN MILLIONS	2019	2018	Change
Cash flows from operating activities
Net income	$194.3	$171.5	$22.8
Depreciation and amortization	47.6	67.8	(20.2)
Amortization of operating lease right-of-use assets	33.4	—	33.4
Gain on sales of subsidiaries and disposal of property and equipment, net	(246.8)	(297.5)	50.7
(Gain) loss on derivative instruments	(5.3)	19.1	(24.4)
Payments for settlement of derivative contracts	(8.2)	—	(8.2)
Loss on debt extinguishment	10.6	7.5	3.1
Unrealized foreign currency exchange loss	5.5	1.1	4.4
Income tax receivable/payable, net	(45.0)	(14.8)	(30.2)
Working capital, excluding tax accounts	12.2	39.9	(27.7)
Other non-cash adjustments	46.8	(1.7)	48.5
Net cash provided by (used in) operating activities	45.0	(7.1)	52.1
Cash flows from investing activities
Purchase of property and equipment	(32.3)	(44.2)	11.9
Expenditures for deferred costs	(3.5)	(3.4)	(0.1)
Receipts from sales of discontinued operations and property and equipment, net of cash sold	331.0	359.5	(28.5)
Settlement of derivatives related to sale of discontinued operations	—	(10.0)	10.0
Investing other, net	(1.1)	0.8	(1.9)
Net cash provided by investing activities	294.1	302.7	(8.6)
Cash flows from financing activities
Decrease in long-term debt, net	(442.0)	(353.2)	(88.8)
Payments of deferred purchase price for acquisitions	(0.4)	(5.5)	5.1
Payment of dividends on Series A Preferred Stock	—	(9.7)	9.7
Payments of debt issuance costs and redemption premiums	(5.2)	(0.1)	(5.1)
Financing other, net	(2.0)	(0.3)	(1.7)
Net cash used in financing activities	(449.6)	(369.0)	(80.6)
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	2.0	22.2	(20.2)
Change in cash included in current assets held for sale	1.1	(0.1)	1.2
Net change in Cash and cash equivalents and Restricted cash	(107.4)	(51.3)	(56.1)
Cash and cash equivalents and Restricted cash at beginning of period	589.8	532.8	57.0
Cash and cash equivalents and Restricted cash at end of period	$482.4	$481.4	$1.0

Non-GAAP Reconciliation

The following table reconciles loss from continuing operations to Adjusted EBITDA for the three months ended March 31, 2019 and 2018:

IN MILLIONS	2019	2018	Change
Loss from continuing operations	$(110.3)	$(165.6)	$55.3
Plus:
Income tax benefit	(35.1)	(23.1)	(12.0)
Loss from continuing operations before income taxes	(145.4)	(188.7)	43.3
Plus:
Foreign currency exchange loss, net	4.7	11.8	(7.1)
Other income, net	(0.4)	(2.6)	2.2
(Gain) loss on derivatives	(5.2)	19.3	(24.5)
Loss on debt extinguishment	10.6	7.5	3.1
Interest expense	54.7	63.3	(8.6)
Interest income	(3.6)	(3.3)	(0.3)
Operating loss	(84.5)	(92.6)	8.1
Plus:
Depreciation and amortization	47.6	57.0	(9.4)
EBITDA	(36.9)	(35.6)	(1.3)
Plus:
Share-based compensation expense (4)	3.0	(4.1)	7.1
EiP implementation expenses (5)	12.3	10.1	2.2
Adjusted EBITDA	$(21.6)	$(29.7)	$8.1

(4)    Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718.

(5)    EiP (Excellence-In-Process) implementation expenses are related to our enterprise-wide initiative to optimize and standardize our processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. The first wave of EiP included the establishment of regional Shared Service Organizations (SSOs) around the world, as well as improvements to our system of internal controls over financial reporting. Given the success of the first wave of EiP, we expanded the initiative into other back- and mid-office areas, as well as certain student-facing activities, in order to generate additional efficiencies and create a more efficient organizational structure. EiP also includes certain non-recurring costs incurred in connection with the planned and completed dispositions.

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education

Adam Smith

adam.smith@laureate.net

U.S.: +1 (443) 255 0724

Source: Laureate Education, Inc.